UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2010

EMMIS COMMUNICATIONS CORPORATION
(Exact name of registrant as specified in its charter)

INDIANA	0-23264	35-1542018
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE EMMIS PLAZA 40 MONUMENT CIRCLE SUITE 700 INDIANAPOLIS, INDIANA	46204
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (317) 266-0100

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On April 6, 2010, the Compensation Committee of our Board of Directors adopted a new bonus plan for the fiscal year ending February 28, 2011. Under the plan, bonuses paid to our executive officers will be based entirely on the attainment of specified EBITDA goals. At the end of each fiscal quarter, the Committee will determine whether or not pre-established quarterly domestic radio EBITDA, international radio EBITDA, interactive EBITDA and total Company EBITDA performance goals were achieved. The Committee will award a quarterly bonus to each participant whose quarterly performance goal was achieved. The quarterly bonus, if any, will be 20% of the participant’s annual target bonus amount.. At the end of the fiscal year, the Committee will determine whether or not the pre-established annual domestic radio EBITDA, international radio EBITDA, interactive EBITDA and total Company EBITDA performance goals were achieved and will award an annual bonus to each participant whose annual performance goal was achieved. The annual bonus, if any, will be the participant’s annual target bonus amount less quarterly bonuses received during the year. The Company will also establish an excess bonus pool of 10% of the amount by which total Company EBITDA for the year exceeds the total Company EBITDA goal for the year. Each participant in the plan who achieves their specified annual EBITDA goal will participate in the excess bonus pool in proportion to their annual target bonus amount. Quarterly bonuses, if any, will be paid following the filing of the Company’s quarterly report on Form 10-Q, and annual bonuses, if any, will be paid following the filing of the Company’s annual report on Form 10-K. Bonuses are expected to be paid in cash, but may be paid in shares of the Company’s Class A Common Stock if the Committee determines to do so. The plan is generally designed to comply with Internal Revenue Code Section 162(m) to maximize the tax deductibility of any bonuses paid under the plan. As such, the plan is to be administered under a new 2010 Equity Compensation Plan that will be put before the Company’s shareholders for approval at the annual meeting of shareholders in July 2010.

Signatures.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EMMIS COMMUNICATIONS CORPORATION

Date: April 9, 2010	By:	/s/ J. Scott Enright
J. Scott Enright, Executive Vice President, General Counsel and Secretary

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